EXHIBIT 17.1

Letter of Resignation

Felix Keller

April 8, 2019

Board of Directors

Mineral Mountain Mining & Milling Company

Gentlemen:

I, Felix Keller, resign as a director of Mineral Mountain Mining & Milling Company (the “Company”), effective as of the date of closing of the share exchange agreements (referenced in the Company’s Form 8-K filed with the SEC on March 27, 2019). I have had no disagreements with the operations, policies or practices of the Company on any matters.

/s/: Felix Keller

Felix Keller